EXHIBIT 99.1

Motive, Inc. Receives Notice from NASDAQ Related to Late Filing of Form 10-K

AUSTIN, Texas – April 7, 2006 – Motive, Inc. (NASDAQ: MOTVE) today announced that the company received a letter on April 3, 2006 from the NASDAQ National Market stating that the company has failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2005 and, therefore, is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) and is subject to delisting. NASDAQ Marketplace Rule 4310(c)(14) requires that Motive make, on a timely basis, all filings with the Securities and Exchange Commission (SEC), as required by the Securities Exchange Act of 1934, as amended. NASDAQ rules also require that Motive make a public announcement through the news media which discloses receipt of the letter.

Motive has previously stated that it will require additional time to file its financial reports with the SEC because of the company’s decision to expand its financial restatement to include periods dating back to 2001. As a result, Motive will be unable to meet an April 13, 2006 deadline previously granted by NASDAQ. Accordingly, Motive’s common stock will be subject to delisting. If delisted, the company expects its common stock to trade on the over-the-counter market and the company intends to file for reinstatement with the NASDAQ National Market as soon as possible after becoming current with its periodic financial reports.

About Motive, Inc.

Motive, Inc. (NASDAQ: MOTVE) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

This press release contains forward-looking statements. Actual events or results may differ materially from those described in this press release. Additional information concerning risk factors associated with our business can be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Media Contact:	Investor Contact:

Cybele Diamandopoulos	April Downing
Motive, Inc.	Motive, Inc.
512-506-4272	512-531-1038
cdiamand@motive.com	ir@motive.com